Exhibit 10.9
TECHNOLOGY TRANSFER AGREEMENT
     This Technology Transfer Agreement (this “Agreement”) is entered into as of July 28, 2005 by and among Micrus Endovascular Corporation, a Delaware corporation (“Buyer”) and Vascular FX, LLC, a Delaware limited liability company (“Seller”), and each of the undersigned members of Seller (each a “Member” and collectively the “Members”).
     WHEREAS, Seller has acquired and/or developed certain know how and intellectual property relating to a steerable catheter with a deflectable tip, including without limitation, issued patents and patent applications; and
     WHEREAS, Seller now wishes to sell, and Buyer wishes to purchase from Seller, on the terms and conditions set forth in this Agreement, all of the right, title, and interest in and to such intellectual property and know how.
     NOW THEREFORE, in consideration of these premises and the representations, warranties and agreements set forth in this Agreement, Buyer, and Seller agree as follows:
     1. Definitions. The following terms, as used in this Agreement, will have the following meanings:
     1.1 “Assets” has the meaning set forth in Section 2.1.
          1.2 “Change of Control” shall mean (a) the acquisition of the Buyer by another entity by means of any transaction or series of related transactions, including without limitation any reorganization, merger, or consolidation (but excluding any transaction effected exclusively for purposes of raising capital) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Buyer, or (b) the sale of all or substantially all of the Buyer’s assets.
          1.3 “Closing” or “Closing Date” shall mean the date upon which the first of the following occurs: (a) Seller completes each of the conditions set forth in Section 4 hereto, or (b) notwithstanding that certain of the conditions set forth in Section 4 hereto have not yet been completed, Buyer notifies Seller that Buyer wishes to waive such conditions and purchase the Assets upon and subject to the terms contained herein.
          1.4 “Copyrights” means (a) the Copyrights disclosed on Exhibit B, (b) any Copyright in any original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C. Section 101 et. seq., relating to the Deflectable Catheter Products not otherwise disclosed on Exhibit B, whether registered or unregistered, including any applications for registration thereof, and any corresponding foreign Copyrights under the laws of any jurisdiction, in each case, whether registered or unregistered, and any applications for registration thereof, and (c) moral rights under the laws of any jurisdiction relating to the Deflectable Catheter Products not otherwise disclosed on Exhibit B.
***Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          1.5 “Deflectable Catheter Product(s)” means the Seller’s catheter having at least a deflectable tip, including but not limited to Interventional Radiology, Interventional Cardiology and Interventional Neurology versions of such products, which forms the subject matter of the Patents and includes the tools, devices, and surgical instrumentation relating to the development, manufacturing, construction, repair, manipulation, adjustment, administration, implantation, and otherwise of such products, in each case as currently constituted and to the extent developed by or acquired by the Seller through the date hereof as further described in written specifications delivered to Buyer concurrently herewith (the “Specifications”), not including any improvements by the Buyer. There are five Deflectable Catheter Product categories: (1) catheter with a deflectable tip and without a balloon (Deflectable Tip Catheter); (2) catheter with deflectable tip and having one or compliant balloons fixed to the catheter (Deflectable Tip Temporary Occlusion Balloon Catheter); (3) catheter with a deflectable tip having one or more non-compliant balloons fixed to the catheter (Deflectable Tip Balloon Catheter); (4) catheter with a deflectable tip catheter wherein the push-pull wire can be actuated to and fro to cause deflection in a plane and/or the push-pull wire can be torqued or twisted causing out-of-plane deflection (Deflectable Torque Tip Catheter); and (5) guide wire designed specifically to improve tracking and/or clinical performance of Deflectable Catheter Products.
          1.6 “Intellectual Property” means any and all (a) Patents, (b) Copyrights, (c) Trademarks, (d) Know How, (e) all right, title and interest in and to any and all causes of action and rights of recovery for past infringement, or misappropriation, relating to any of the foregoing, (f) the inventions disclosed in any of the Patents, and (g) the right to claim priority from any one or more of the Patents.
          1.7 “Intellectual Property Documentation” means any and all documentation, in whatever form, in Seller’s possession or accessible to Seller as of the Closing Date without undue cost, relating to the Deflectable Catheter Products, Intellectual Property, or Know How, including but not limited to drawings, electronic and paper files, notebooks, email correspondence, copies or originals of any application, certificate, filing, registration or other document issued by, filed with, or recorded by, any U.S., foreign, or international, state, government, or other public or private legal authority at any time relating to the Patents, Copyrights, Trademarks, and Know How, any drafts of such filings, and all lists and names of customers / patients and prospective customers / patients of the Deflectable Catheter Products owned, possessed, or identified by Seller.
          1.8 “Interventional Cardiology (IC) Market” means channels of distribution wherein medical products are sold to medical professionals and establishments treating coronary vascular disease.
          1.9 “Interventional Neurology (IN) Market” means channels of distribution wherein medical products are sold to medical professionals and establishments treating cerebral vascular disease.
          1.10 “Interventional Radiology (IR) Market” means channels of distribution wherein medical products are sold to medical professionals and establishments treating peripheral vascular disease not including coronary vascular disease and/or cerebral vascular disease.

          1.11 “Know How” means any inventions, invention disclosures, trade secrets, proprietary information, manufacturing and construction methods, processes, procedures, and technology or other special knowledge or information, however manifested, relating to or unique to the Deflectable Catheter Products.
          1.12 “Markets” means the Interventional Cardiology Market, the Interventional Neurology Market, and the Interventional Radiology Market.
          1.13 “Net Selling Price” means gross sales less sales commissions and discounts (not to exceed in the aggregate 30% without the consent of Seller), shipping, taxes and returns.
          1.14 “Patents” means (a) the patent applications and patents disclosed on Exhibit B, (b) all patent applications and patents relating to the Deflectable Catheter Products not otherwise disclosed on Exhibit B, (c) all divisions, continuations, continuations-in-part, and substitutions thereof, (d) all foreign patents relating to the Deflectable Catheter Products and foreign patent applications corresponding to the preceding applications not otherwise disclosed on Exhibit B, and (e) all U.S. and foreign patents issuing on any of the preceding applications not otherwise disclosed on Exhibit B, including extensions, reissues, and re-examinations.
          1.15 “Taxes” means sales and use taxes, real and personal property taxes, gross receipts taxes, documentary transfer taxes, employment taxes, withholding taxes, unemployment insurance contributions and other taxes or governmental charges of any kind, however denominated, including any interest, penalties and additions to tax in respect thereto.
          1.16 “Trademarks” means (a) the trademarks disclosed on Exhibit B, (b) any trademark, service mark, trade name, domain name, and the like, or other word, name, symbol or device, or any combination thereof, used or intended to be used to identify and distinguish the source or origin of Deflectable Catheter Products and related services not otherwise disclosed on Exhibit B, and (c) all registrations and applications therefor throughout the world and all common law and other rights therein throughout the world related to the Deflectable Catheter Products not otherwise disclosed on Exhibit B.
     2. Purchase and Sale.
          2.1 Purchased Assets. Upon the Closing Date, Buyer shall purchase and acquire from Seller, and Seller shall sell, transfer, assign and deliver to Buyer, all right, title, and interest in and to, free and clear of all liens, mortgages, claims, security interests, or encumbrances, (a) the Intellectual Property, (b) the goodwill related thereto and (c) the Intellectual Property Documentation (collectively Section 2.1(a) through (c), the “Assets”).
          2.2 No Assumption of Liabilities. Buyer shall not assume any Asset-related liabilities, obligations, or otherwise that accrued, arose, or related to the Assets before the Closing Date except for those liabilities which Buyer expressly assumes pursuant to this Section 2.2, as set forth on Exhibit C (the “Assumed Liabilities”). For greater certainty, Buyer expressly is not assuming any obligations or liabilities, whether accrued, absolute, contingent, matured, unmatured or other, of Seller except for the Assumed Liabilities.

          2.3 Purchase Price. In consideration of the sale, transfer, assignment, and delivery by Seller to Buyer of the Assets, Buyer shall pay to Seller on the Closing Date the amount of $1,500,000 and, upon and subject to the conditions set forth in Section 2.4, the Additional Payments (as defined below) (together, the “Purchase Price”) by wire transfer of US dollar denominated funds to a bank account designated by Seller or, if Seller fails to give Buyer written wire instructions, by delivery of a check payable in immediately available funds to the order of Seller.
          2.4 Additional Payments.
               (a) First Milestone. Upon the earlier of (x) Buyer’s receipt of U.S. Food and Drug Administration approval of the use of Deflectable Catheter Products in any one of the Market(s) or (y) [***] (such earlier date, the “First Milestone Date”) Buyer shall pay the additional, aggregate amount of $[***] to Seller, within three (3) business days following the First Milestone Date, by wire transfer of US dollar denominated funds to a bank account designated by Seller or, if Seller fails to give Buyer written wire instructions, by delivery of a check payable in immediately available funds to the order of Seller. The obligation of Buyer to pay the Additional Payment on date specified in clause (y) is conditioned on material compliance by both Consultants (as defined in Section 4.5 below) with their obligations under their respective Consulting Agreements with Buyer through such date.
               (b) Second Milestone. Upon the earlier of (x) Buyer’s receipt of a first lot to stock constituting at least 100 units of commercializable Deflectable Catheter Products or (y) [***] (such earlier date, the “Second Milestone Date”) Buyer shall pay the additional, aggregate amount of $[***] to Seller, within three (3) business days following the Second Milestone Date by wire transfer of US dollar denominated funds to a bank account designated by Seller or, if Seller fails to give Buyer written wire instructions, by delivery of a check payable in immediately available funds to the order of Seller. The obligation of Buyer to pay the Additional Payment on date specified in clause (y) is conditioned on material compliance by both Consultants (as defined in Section 4.5 below) with their obligations under their respective Consulting Agreements with Buyer through such date.
               (c) Earn-out. Buyer will pay an earn-out based on the Net Selling Price of each Deflectable Catheter Product whether such sale is made by Buyer or its affiliates or by any third party directly or indirectly authorized by Buyer to sell Deflectable Catheter Products, which Net Selling Price will be calculated based on sales of such Deflectable Catheter Product to non-affiliated third parties. Commencing on the applicable Start Date and ending on the applicable Finish Date (the “Earn-out Period”), Buyer will pay (the “Earn-out Payment”) Seller or its assigns an amount equal to [***] of the greater of (i) the applicable aggregate Mandatory Minimum for such market, if any or (ii) the Net Selling Price of Deflectable Catheter Product(s) sold by Buyer in such market (in aggregate across the Markets, the “Earn-Out”). The Earn-out Period for each of the Deflectable Catheter Products is [***] beginning at the Start Date for such particular Deflectable Catheter Product in each of the IC, IN, and IR market segments. Start Date for a particular Deflectable Catheter Product is defined as the first day of the calendar month following the calendar month in which monthly Net Sales of that Deflectable Catheter Product to unaffiliated third-party buyers first meets or exceeds [***]. For example, if a Deflectable Tip Catheter for the IN Market is introduced in January of 2006 and Net Sales of
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[***] are reached in [***], then the Start Date would be [***]. The Earn-out Period would expire on [***]; if the Start Date for a Deflectable Tip Temporary Occlusion Balloon Catheter for the IN is [***], then the corresponding Earn-out Period would terminate on [***]
Buyer shall calculate and pay the Earn-Out on a quarterly basis, with each payment made within sixty (60) days following the close of the applicable quarter. Payment shall be made by wire transfer of US dollar denominated funds to a bank account designated by Seller or its designees or, if Seller or its designees fails to give Buyer written wire instructions, by delivery of a check payable in immediately available funds to the order of Seller or its designees.
For the purposes of this Section 2.4(c), Buyer hereby agrees that notwithstanding actual sales of Deflectable Catheter Products, and subject to FDA Approval of the use of Deflectable Catheter Products in the IN Market, the following mandatory minimums shall apply in the Interventional Neurology Market for the years reflected below (the “Aggregate Mandatory Minimums”):

Interventional
Neurology
Year	Market
[***]	[***]
In the event that the Buyer fails to sell in the Interventional Neurology Market in a given year Deflectable Catheter Products with an aggregate Net Selling Price equal to the Mandatory Minimum for the Interventional Neurology Market in such year, then, for the purposes of determining the Earn-Out payment due only, the Buyer shall be deemed to have sold Deflectable Catheter Products in the Interventional Neurology Market with an aggregate Net Selling Price equal to the Aggregate Mandatory Minimum set forth above for the Interventional Neurology Market in such Year.
In connection with the foregoing, Buyer agrees to maintain adequate documentation and accounting records for demonstration of compliance with Earn-Out payments and to make such records available to Seller on Seller’s reasonable request. Buyer shall, upon written request of Seller, make such records available for audit to an independent certified public accounting firm chosen and compensated by Seller (provided that if such audit finds that there has been an under-calculation of the Earnout Payment in excess of 5% (but in any event greater than $5,000), then such fees shall instead be paid by Buyer). Seller may request such audit no more frequently than once per calendar year; provided however, that if any substantial accounting irregularities or discrepancies are found, then Seller may request additional audits relating to the year during which the irregularities or discrepancies occurred.
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               (d) Imputed Interest. The parties hereto acknowledge that a portion of the payment made with respect to the Second Milestone and the Earn-out Payment (and any other deferred payments of consideration made to the Company or its members under this Agreement) will be treated as imputed interest for income tax purposes in accordance with Treasury Regulations Section 1.1275-4(c). The parties will cooperate with each other and make whatever elections are permitted under applicable income tax law so that all such imputed interest is the smallest permitted amount. In accordance with Treasury Regulations Section 1.1274-4(a)(1), the parties will determine the amount of such imputed interest by selecting the lowest applicable federal rate in effect during (i) the three-month period ending with the month in which this Agreement is executed, or (ii) the three-month period ending with the month in which the Closing occurs.
     3. Representations and Warranties.
          3.1 Of Seller. Except as set forth on the Disclosure Schedule attached hereto as Exhibit D, Seller hereby represents and warrants to Buyer as follows:
               (a) Organization and Existence. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware, and Seller has all corporate power and authority necessary to enable it to own, lease, or otherwise hold its properties and assets and to carry on its business as now conducted.
               (b) Authorization. This Agreement has been approved unanimously in writing by the members of Seller, and has been duly authorized, executed, and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.
               (c) Governmental Authorization. The execution, delivery, and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby by Seller do not and will not require any consent, approval, or action by or in respect of, or any declaration, filing, or registration with, any governmental authority except as set forth on the Disclosure Schedule.
               (d) Non-Contravention. The execution, delivery, and performance of this Agreement and all other related agreements by Seller, and the consummation of the transactions contemplated hereby and thereby by Seller, and the ownership and use of the Assets by Buyer do not and will not: (i) with respect to Seller only, contravene or conflict with its certificate of formation, operating agreement, or similar charter documents; or (ii) contravene or conflict with or constitute a violation of any law, rule, regulation, judgment, injunction, order, or decree binding upon or applicable to the Assets, or the Sellers.
               (e) Title to Assets. Seller has good and marketable title to all of the Assets, free and clear of all liens, charges, restrictions, pledges, conditional sales contracts, security interests, encumbrances and claims of third parties, of any nature whatsoever (collectively, “Encumbrances”). The instruments of conveyance, and other endorsements and instruments of transfer and assignment contemplated by this Agreement are sufficient to transfer good and marketable title to the Assets to Buyer, free and clear of all Encumbrances.

               (f) No Transfer. Seller has not transferred or licensed, and shall not prior to the Closing Date transfer or license, ownership of any of the Assets to any party. Seller has not entered into any material consent, indemnification, forbearance to sue, settlement agreement or cross-licensing agreement with any person relating to the Assets.
               (g) No Payments. Except as provided for hereunder, the transfer of the Assets hereunder and the use and disposition of the Assets by Buyer, will not require Buyer or Seller to make any payment of any kind to any third party.
               (h) Loss of Rights. The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Seller in the Assets or result in the breach or termination of any license, contract, or agreement respecting the Assets, or give rise to any right of termination, cancellation, or acceleration of any right or obligation of Seller.
               (i) No Unfair Competition. The modification, sale, distribution, and use of the Assets, and in particular, the Deflectable Catheter Product, does not, and will not, violate the rights of any person (not including intellectual property rights under subject (j)), or constitute unfair competition or trade practices under the laws of any jurisdiction, and Seller has not received notice from any person claiming that such operation or any act, product, technology, or service (including products, technology, or services currently under development) constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is Seller aware of any basis for any such claim).
               (j) No Infringement Other than necessary regulatory approvals, Seller has all rights necessary (and after the Closing as herein contemplated, Buyer will have all rights necessary) to use, manufacture, and sell the Deflectable Catheter Products, and the use, manufacture, or sale of the Deflectable Catheter Products, does not, and will not infringe or misappropriate the intellectual property of any third party. Seller has not received notice of, and is not otherwise aware of, any existing infringement or misappropriation claim of any third party with respect to the use, manufacture, and sale of the Deflectable Catheter Products. It will be necessary for Micrus to complete development of the Assets as contemplated in the Specifications in order to manufacture or have manufactured and sell or have sold (subject to regulatory approvals) Deflectable Catheter Products.
               (k) No Contract Disputes. There are no contracts, licenses, or agreements with any person with respect to the Deflectable Catheter Products under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received thereunder.
               (l) No Infringement by Third Parties. To the best of Seller’s knowledge, no person is infringing or misappropriating any Intellectual Property rights in or to the Deflectable Cather Products.
               (m) No Outstanding Orders. No Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation that restricts in any manner the use, transfer, or licensing thereof or may affect the validity, use, or enforceability of such Intellectual Property.
               (n) No Invalidity. There exists no fact, circumstance, information or materials, including any prior art, that would render any portion of the Intellectual Property invalid or unenforceable or that would adversely affect the Intellectual Property, except information disclosed in the patent application prosecution history files, which Seller has provided to Buyer. Seller has not failed to disclose or disclosed any fact or circumstance in any Patent application that would constitute “fraud on the Patent Office” or that would otherwise affect the validity or enforceability of any Patent issuing from such application. Seller has taken all commercially reasonable steps to protect the confidentiality of its trade secrets, and they have not been made publicly available.
               (o) Litigation; Proceedings. There is no action, suit, or proceeding (or any basis therefor) pending or, to the Seller’s knowledge, threatened or any investigation pending, against, or affecting the Assets. There is no product liability claim, action, suit, or proceeding (or any basis therefor) outstanding with respect to the Deflectable Catheter Products, or, to the Seller’s knowledge, threatened with respect to the Deflectable Catheter Products. To the Seller’s knowledge, there is no product liability related investigation pending with respect to the Deflectable Catheter Products.
               (p) Brokers. No broker, agent, finder, or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with this Agreement based upon arrangements made by Seller, or any affiliate of Seller.
               (q) Manufacturing and Marketing Rights. Seller has not granted rights to manufacture, produce, assemble, license, market or sell the Deflectable Catheter Products to any other person and is not bound by any agreement that affects Seller’s (or will affect Buyer’s) exclusive right to develop, manufacture, assemble, distribute, market or sell the Deflectable Catheter Products.
               (r) Proprietary Information and Inventions Agreements. Each current and former employee, officer and consultant of Seller has executed an employment agreement or similar agreement in the forms delivered to Buyer, providing for the assignment of inventions made during the term of service to Seller at Seller’s request and for the nondisclosure of confidential information of Seller. Seller is not aware of any violations of any such agreements as they relate to the assignment of inventions.
               (s) Intellectual Property Relating to the Deflectable Catheter Products. All Intellectual Property constituting, comprising, or relating to the Deflectable Catheter Products owned or held by any party other than the parties to this Agreement has been assigned, transferred, or otherwise conveyed to Seller prior to the Closing Date, and the sale of the Assets by Seller to Buyer as of the Closing Date will constitute a complete sale of all Intellectual Property relating to the Deflectable Catheter Products, except for Intellectual Property developed by the Buyer in respect of Deflectable Catheter Products.

               (t) Suppliers. Seller’s relations with its principal suppliers are good, and Seller is not aware that any of its principal suppliers intends to terminate its supply relationship with Seller.
               (u) No Adverse Clinical Experience. Seller is neither aware of, nor has Seller received any notice or indication of, any adverse clinical experience with respect to the Deflectable Catheter Products, and Seller is not aware of any reason or basis to suspect that Seller or Buyer will experience adverse clinical experience with respect to the Deflectable Catheter Products.
               (v) Taxes. To the extent that failure to do so would adversely impact Buyer, Seller duly and timely filed (or will file prior to the Closing Date) true, correct and complete copies of all returns and reports of Taxes required to be filed prior to such date and has paid all Taxes owing on or prior to the Closing Date. There are no liens for Taxes on any of the Assets. There are no pending or, to the knowledge of Seller, threatened proceedings with respect to Taxes. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
               (w) No Fraudulent Conveyance. The Sale of the Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration. Seller is not now insolvent and Seller will not be rendered insolvent by the sale, transfer and assignment of the Assets pursuant to the terms of this Agreement. Seller is not entering this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated hereby will not have such effect. The transactions contemplated by this Agreement will not give rise to any right of any creditor of Seller whatsoever.
               (x) Representations Complete. Seller is not aware of any facts pertaining to the Assets which could affect the Assets in a material adverse manner or which are likely in the future to affect the Assets in a material adverse manner. None of the representations or warranties made by Seller (as modified by the Disclosure Schedule hereunder), nor any statement made in any schedule or certificate furnished by Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
          3.2 Of Buyer. Buyer hereby represents and warrants to Seller as follows:
               (a) Organization and Existence. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and has all corporate power and authority necessary to enable it to own, lease, or otherwise hold its properties and assets and to carry on its business as now conducted.
               (b) Corporate Authorization. This Agreement has been duly authorized, executed, and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
               (c) Brokers. No broker, agent, finder, or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with this Agreement based upon arrangements made by Buyer or any affiliate thereof.

     4. Conditions to Buyer’s Obligation at the Closing. The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at the Closing Date of each of the following conditions, any of which may be waived exclusively by Buyer:
          4.1 Representations and Warranties Correct. Each of the representations and warranties made by Seller in Section 3.1 hereof shall be true and correct in all material respects as of the Closing Date, except as set forth on the Disclosure Schedule dated as of the Closing Date, a copy of which shall has been delivered by Seller to Buyer on the Closing Date and accepted by Buyer in Buyer’s sole discretion.
          4.2 Assignment. Buyer shall have received the Assignment in the form attached hereto as Exhibit A executed by Seller in the presence of a notary public evidencing prima facie evidence that Seller has made a bona fide assignment of the Assets to Buyer, as contemplated herein.
          4.3 Intellectual Property Documents. Buyer shall have received, to its satisfaction, all of the Intellectual Property Documents.
          4.4 Noncompete Agreement. The Seller and each of Mark Fontenot, Stephen Hebert, and Marc-Alan Levine shall have signed and delivered a Noncompetition Agreement in the form attached as Exhibit E.
          4.5 Consulting Agreement. Each of Stephen Hebert and Marc-Alan Levine (the “Consultants”) shall have signed and delivered a Consulting Agreement to Buyer in the form attached as Exhibit F.
          4.6 Allocation of Purchase Price. Buyer and Seller will have agreed in writing upon an allocation of the Purchase Price for tax purposes.
     5. Covenants.
          5.1 Transfer Taxes.
               (a) Seller shall be liable for and pay all applicable sales, documentary, recording, filing, and transfer taxes payable as a result of the consummation of the transactions contemplated by this Agreement.
               (b) In accordance with California Sales and Use Tax Regulation 1507, the parties hereto agree that the portion of the Purchase Price allocable to the Intellectual Property Documentation is $300 and that such amount represents a reasonable fair market value of such tangible personal property.
          5.2 Retained Liabilities. Seller shall continue to assume, pay, and be responsible for, any and all of its liabilities, obligations, or otherwise that accrued, arose, or related to the Assets before the Closing Date, except the Assumed Liabilities, as set forth on Exhibit C, where failure to do so could adversely impact the Buyer or the Assets. Without limiting the generality of the foregoing, Seller shall timely file all tax returns and shall timely pay all Taxes owing by it if failure to do so could adversely impact Buyer (including, without limitation, Taxes contemplated by Section 5.1 and any and all employment withholding for all periods prior to and through the Closing Date).
          5.3 Assurances. Each of the parties hereto shall use its best efforts to successfully complete, satisfy, and fulfill in a timely manner each of the conditions to Buyer’s obligations at the closing as set forth in Section 4 hereof.
     6. License Back to Seller.
Should Buyer have failed within three years following the Closing Date to sell to any third party a Deflectable Catheter Product approved for use in the Interventional Radiology Market or Interventional Cardiology Market, then, with respect only to such of those Markets as the Buyer shall have failed to commercialize such Deflectable Catheter Product, the Buyer shall exclusively license the Intellectual Property together with any improvements thereto (excluding Know-How developed by or for Micrus prior to or after the Closing Date) to Vascular FX, in such Market or Markets in which the Buyer has failed to commercialize the Deflectable Catheter Product. For the purposes of this Section 6(b), Buyer shall be deemed to have commercialized the Deflectable Catheter Product for use in a given Market when it has sold to in a one-month period to non-affiliated third parties at least [***] worth of Deflectable Catheter Products for use in such Market. Such exclusive license shall be irrevocable, perpetual, sublicensable, transferable, and worldwide, shall provide that Micrus shall own all improvements to the licensed technology (excluding Know-How) made by any licensees or sublicensees and for reasonable further assurances related to such ownership. To give effect to such license, the parties hereby agree in the event that the conditions set forth in this section 6(b) are met, to execute an exclusive license agreement in the applicable market(s), consistent with the foregoing provisions and containing such other standard and commercially reasonable provisions.
     7. Indemnification.
          7.1 Survival of Representations and Warranties. The representations and warranties of Seller in Section 3.1 shall survive for a period two years after the Closing Date, except for (a) the representations and warranties of Seller under Section 3.1(j), which shall survive until the end of the Earn-out Period, Seller’s representations and warranties related to Taxes, which shall survive until the lapse of the applicable statute of limitation, and (c) fraud, which shall survive as provided for in the applicable statute of limitations. No investigation, or knowledge acquired, by Buyer or on behalf of Buyer with respect to any breach of any representation or warranty made by Sellers or any other matter shall affect Buyer’s rights to indemnification pursuant to this Section 7.
     7.2 Indemnification. Seller and each Member, jointly and severally, shall indemnify and hold harmless Buyer, each direct and indirect subsidiary of Buyer and each of their officers, directors, employees, agents, successors and assigns (“Buyer Indemnitees”) for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable documented legal costs and expenses and interest on the amount of any loss from the date suffered or incurred by Buyer Indemnitee) (a
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“Loss”) directly arising out of, resulting from or caused by: (i) any breach or the inaccuracy of any of the representations, warranties, covenants, or agreements in this Agreement made by Seller, (ii) all liabilities or obligations, including, without limitation, those relating to taxes, (whether known or unknown, accrued or not accrued, fixed or contingent) of Seller existing at Closing. Without limiting the generality or effect of the foregoing, Seller shall indemnify, defend and hold harmless Buyer and each of its Affiliates (as defined in Rule 501 under the Securities Act of 1933, as amended) from and against any and all Loss resulting from or arising out of any of the following:
               (a) (i) any liability to any employee of Seller as of the Closing Date arising in connection with their employment by Seller, including, without limitation, post-retirement health benefits, to the extent not fully funded immediately prior to the Closing, and (ii) any severance or other benefit payable to any Employee by reason of this Agreement or the transactions contemplated hereby, including, without limitation, any stay bonus, golden parachute or other change-in-control payment or benefit;
               (b) Any claim or liability resulting from or in connection with Seller having failed to obtain, prior to the Closing Date, the approval of its members for any of the transactions contemplated by this Agreement or any other document contemplated herein; or
               (c) Any claim or liability resulting from or in connection with Seller’s breach, prior to the Closing Date, of any intellectual property rights of any third party.
          7.3 Indemnification Procedure.
               (a) Whenever any Loss shall be asserted against or incurred by a Buyer Indemnitee (the “Indemnified Party”), the Indemnified Party shall give written notice thereof (a “Claim”) to the party or parties against whom indemnification is claimed hereunder (the “Indemnifying Party”). The Indemnified Party shall furnish to the Indemnifying Party in reasonable detail such information as the Indemnified Party may have with respect to the Claim (including in any case copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). To the extent not prejudicial, the failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement.
               (b) If the Claim is based on a claim of a person that is not a party to this Agreement, the Indemnifying Party shall, at its expense, undertake the defense of such Claim with attorneys of its own choosing reasonably satisfactory to the Indemnified Party. In the event the Indemnifying Party, within a reasonable time after receiving notice of a Claim from the Indemnified Party, fails to defend the Claim, the Indemnified Party may, at the Indemnifying Party’s expense, undertake the defense of the Claim and may compromise or settle the Claim, all for the account of the Indemnifying Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 7.4 for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except for such expenses incurred in connection with cooperation with, or at the request of, the Indemnifying Party; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it if, in the Indemnified Party’s reasonable judgment, based upon the advice of counsel, it is advisable, in light of the separate interests of the Indemnified Party and the Indemnifying Party, for the Indemnified Party to be represented by separate counsel, and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party.
               (c) The Indemnifying Party shall not, except with the consent of the Indemnified Party, given in its sole discretion, consent to entry of any judgment or enter into any settlement.
               (d) Buyer shall have the right, but not the obligation, to set off from any amount (including any Purchase Price payment of the Purchase Price, including milestone payments and Earnout payments) for which Seller and/or the Buyers may be liable under this Section 7, provided that Buyer has provided Seller with notice of any claim for indemnification, whether direct or from a third party, prior to the date when such payment is due, until final resolution of such indemnification claim, at which time Buyer will deliver any portion of such withheld amount not used to pay indemnifiable Losses hereunder to the Sellers. Notwithstanding anything contained herein, in the event Buyer elects to set-off against any amount payable hereunder and such amount is insufficient to satisfy all claims, then Buyer may take any action or exercise any remedy available to it by appropriate legal proceedings to collect same, subject to the limitations and restrictions of this Section 7.
          7.4 Exclusive Remedy; Limits on Indemnification. Except in the case of fraud, the indemnification provisions set forth in Section 7.2 shall constitute the sole and exclusive remedy of the Buyer or any of its Affiliates for the breach of any representation, warranty or covenant of the Seller or any Member under this Agreement. The obligation of Seller and the Members to indemnify Buyer or any of its Affiliates under this Agreement shall not be limited in time or amount; provided that (a) the aggregate liability of Seller for claims made by Buyer and/or any of its Affiliates arising from this Agreement shall not exceed 40% of the Purchase Price (provided that the foregoing limitation shall not apply with respect to fraud, claims for Taxes, or Willful Infringement (as hereinafter defined)), for which there is no cap on the liability of the Seller; and (b) the aggregate liability of each Member for claims made by Buyer and/or any of its Affiliates arising from this Agreement shall not exceed 40% of the distributions made by Seller to such Member or such Member’s designees, except in the case of claims for Taxes, Willful Infringement or fraud by Seller (with respect to which the aggregate liability of each Member under this Agreement shall not exceed 100% of the distributions made by the Seller to such Member or such Member’s designees) or fraud by such Member (for which there is no cap on the liability of such Member). For purposes of this Section 7.4 “Willful Infringement” shall mean any judgment by a court of competent jurisdiction (or the decision of an arbitrator in binding arbitration that is by its terms binding upon the Seller) of willful infringement by Seller of intellectual property rights of third parties.
     8. Miscellaneous.

          8.1 Waiver and Amendment. This Agreement may be amended by a writing signed by the Buyer and Seller. Any waiver of any provision of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce any provision of this Agreement or its rights or remedies at any time, will not be construed as a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.
          8.2 Nonassignment and Binding Agreement. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by either party, in whole or in part, whether voluntarily or by operation of law, except in connection with a merger, acquisition, or sale of all or substantially all of such party’s assets related to this Agreement. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. This Section 8.2 shall not limit in any way Micrus’ right to dispose of any or all of the Assets, provided however that prior to any transfer of the Assets the transferee shall have agreed to pay the amounts required under Section 2.4(c) from the date of the Assignment. Notwithstanding the foregoing, Seller may assign its right to receive payment pursuant to the terms hereof to its Members.
          8.3 Notices. Any notice to a party that is required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person or (b) sent by air courier, including without limitation DHL, UPS, or Federal Express, in each case properly posted and fully prepaid to the appropriate address set forth on the signature page to this Agreement. Each party may change its address for notice by notice to the other party given in accordance with this Section. Notices will be considered to have been given at the time of actual delivery in person or three (3) days after delivery to an air courier service.
          8.4 Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.
          8.5 Integration. This Agreement, including the exhibits and schedules attached hereto, contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter. No terms, provisions or conditions of any purchase order, acknowledgement or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to such terms, provisions or conditions.

          8.6 Expenses. At the Closing, Buyer shall reimburse the reasonable transaction related expenses of Seller in an amount not to exceed $30,000.
          8.7 Governing Law. This Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard to conflict of law principles.
          8.8 Arbitration. Any dispute or claim arising out of, in relation to, or in connection with this Agreement or the interpretation, making, performance, breach of termination thereof, shall be finally settled by binding arbitration in Santa Clara County under the Rules of Commercial Arbitration of the American Arbitration Association by one arbitrator appointed in accordance with said Rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.
     Notwithstanding the foregoing, before appointment of the arbitrator and in exceptional circumstances even thereafter, the parties may apply to any court of competent jurisdiction in Santa Clara County, California for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrator.
     The costs of the arbitration, including administrative, and arbitrators’ fees, shall be shared equally by the parties. Each party shall bear the cost of its own attorneys’ fees and expert witness fees. The arbitral proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.
          8.9 Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

     The parties have signed below to indicate their acceptance of the terms of this Agreement.

BUYER		SELLER

Micrus Endovascular Corporation		Vascular FX, LLC

By:	/s/ John T. Kilcoyne	By:	/s/ Mark Fontenot

	John T. Kilcoyne		Mark Fontenot
	Chief Executive Officer		Managing Member

	610 Palomar Avenue		2275 E. Bayshore Rd
	Sunnyvale, CA 94085		Suite 105
Palo Alto, CA 94303

MEMBERS:

Print Name:	Mark Fontenot

Signature:	/s/ Mark Fontenot

Address:	270 Lelano Ave.
Palo Alto, CA 94306

Print Name:	Stephen Hebert

Signature:	/s/ Stephen Hebert

Address:	2250 Bay Street, A#212
San Francisco, CA 94123

Print Name:	Stephen Hebert, President CCW

Signature:	/s/ Stephen Hebert

Address:	2275 East Bayshore Rd.
Suite 105
Palo Alto, CA 94303

EXHIBIT A
ASSIGNMENT

     This Assignment (this “Assignment”) is effective as of ___, 200___(the “Effective Date”) by and between Micrus Endovascular Corporation, a Delaware corporation (“Assignee”), and Vascular FX, LLC, a Delaware limited liability company (“Assignor”). All terms used herein shall have the same meanings set forth in the Technology Acquisition Agreement (as defined below) unless otherwise stated herein.
     WHEREAS, Assignor and Assignee are parties to that certain Technology Acquisition Agreement dated as of July___, 2005 (the “Technology Acquisition Agreement”).
     NOW THEREFORE, for good and valuable consideration set forth in the Technology Acquisition Agreement, the receipt of which is hereby acknowledged:
     Assignor does hereby sell, assign and transfer and agrees to sell, assign and transfer unto Assignee or its designees, all of Assignor’s right, title and interest in and to:
     (a) the patent applications and patents listed below, all divisions, continuations, continuations-in-part, and substitutions thereof, all foreign patents and foreign patent applications corresponding to the preceding applications not otherwise listed below, and all U.S. and foreign patents issuing on any of the preceding applications not otherwise listed below, including extensions, reissues, and re-examinations (the “Patents”):

Number	Date Issued	Entitled
SEE ATTACHED
     (b) any Copyright in any original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C. Section 101 et. seq., or otherwise, relating to the Deflectable Catheter Products not otherwise listed below, whether registered or unregistered, including any applications for registration thereof, and any corresponding foreign Copyrights under the laws of any jurisdiction, in each case, whether registered or unregistered, and any applications for registration thereof, and moral rights under the laws of any jurisdiction relating to the Deflectable Catheter Products not otherwise listed below (the “Copyrights”):
     (c) any trademark, service mark, trade name, domain name, and the like, or other word, name, symbol or device, or any combination thereof, used or intended to be used to identify and distinguish the source or origin of Deflectable Catheter Products and related services not otherwise listed below, and all registrations and applications therefor throughout the world and all common law and other rights therein throughout the world related to the Deflectable Catheter Products not otherwise listed below (the “Trademarks”):
     (d) any inventions, invention disclosures, trade secrets, proprietary information, manufacturing and construction methods, processes, procedures, and technology or other special knowledge or information, however manifested, relating or unique to the Deflectable Catheter Products (the “Know How”).
     Assignor covenants that it is the sole owner and assignee and holder of record title to the Patents, Copyrights, Trademarks, and Know How and that it has full power to make this Assignment.
     Assignor further sells, assigns, transfers and conveys unto Assignee the entire right, title and interest in and to any and all causes of action and rights or recovery for past infringement of the Patents, Copyrights, Trademarks, and Know How herein assigned.
     Assignor warrants unto the Assignee and further agrees that Assignor will, without demanding any further consideration therefor, at the request and at the expense of the Assignee, do all lawful and just acts including the execution and acknowledgment of instruments, that may be or become necessary for assigning, sustaining, obtaining continuations thereof, or reissuing the Patents, Copyrights, Trademarks, and Know How for maintaining and perfecting the Assignee’s right to the Patents, Copyrights, and Trademarks, and Know How, particularly in cases of interference and litigation.
     Assignor also hereby authorizes the U.S. Commissioner of Patents and any other foreign, international, or U.S. governmental authority or equivalent to issue any and all Patents, Trademarks, and Copyrights that may be granted upon any of the applications referenced herein to Assignee, as the assignee to the entire interest therein.

IN WITNESS WHEREOF, this Assignment is executed as of July__, 2005.

ASSIGNEE	ASSIGNOR

MICRUS ENDOVASCULAR CORPORATION	VASCULAR FX, LLC

By:		By:

	John T. Kilcoyne	Mark Fontenot, Managing Member
Chief Executive Officer

ATTEST:

By:

Title:

)
State of	)	ss.
County of	)
     On this ___day of ___, 200_, before me the undersigned, a Notary Public in and for the County and State aforesaid, personally appeared _______, who is personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on such instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
     WITNESS, my hand and official seal.

Signature
     My commission expires:

EXHIBIT B
PATENTS
USPN 6,482,221 entitled “Manipulatable delivery catheter for occlusive devices”
USPN 6,726,700 entitled “Manipulatable delivery catheter for occlusive devices”
USPN 6,793,667 entitled “Manipulatable delivery catheter for occlusive devices (II)”
USPAN 20020165571 entitled “Manipulatable delivery catheter for occlusive devices (II)”
USPAN 20050075661 entitled “Long nose manipulatable catheter”

EXHIBIT C
ASSUMED LIABILITIES
None

EXHIBIT D
DISCLOSURE SCHEDULE
No Disclosures

EXHIBIT E
FORM OF NON-COMPETITION AGREEMENT
     THIS NON-COMPETITION AGREEMENT (the “Agreement”) is made as of the Effective Date (as defined below) by and among Micrus Endovascular Corporation, a Delaware corporation (“Buyer”), Vascular FX, LLC, a Delaware Limited Liability Company (“Seller”) and each of Mark Fontenot, Stephen Hebert, and Marc-Alan Levine (each a “Principal Member” and together the “Principal Members”).
RECITALS
     WHEREAS, concurrently with the execution of this Agreement, Buyer, Seller and the Principal Members (together with the other members of Seller) have entered into an Technology Transfer Agreement dated as of July ___, 2005 (the “Purchase Agreement”), providing for the purchase by Buyer from Seller of certain intellectual property related to medical devices under development by Seller and related goodwill.. Capitalized terms used and not otherwise defined herein shall have the meaning as set forth in the Agreement.
     WHEREAS, the obligations of Buyer are conditioned upon, among things, the execution and delivery of this Agreement among Buyer, Seller and each Principal Member.
     WHEREAS, this Agreement shall become effective on the Closing Date.
     WHEREAS, Seller’s principal place of business is in California and each Principal Member’s primary place of employment with Seller is in California.
     NOW, THEREFORE, in consideration of the mutual promises made herein, Buyer, Seller and each Principal Member hereby agree as follows:
     1.      Covenant Not to Compete, Solicit or Hire.
          (a)      Beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Non-Competition Period”), neither Seller nor any Principal Member shall directly or indirectly (other than on behalf of Buyer), without the prior written consent of Buyer, engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below). For all purposes hereof, the term “Business” shall mean the development, marketing and/or sale of deflectable, steerable, or torquable catheters and/or guidewires in the Ineteventional Neurology Market, Interventional Cardiology Market, and Interventional Radiology Market, and “Competitive Business Activity” shall mean: (i) engaging in, or managing or directing persons engaged in any business related to the Business; (ii) acquiring or having an ownership interest in any entity which derives revenues from any business related to the Business (except for ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended); or (iii) participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business described in clause (ii) of this sentence. For all purposes hereof, the term “Restricted Territory” shall mean each and every country, province, state, city or other political subdivision of the world in which Buyer is currently engaged in business or otherwise distributes, licenses or sells its products. Micrus will not unreasonably withhold its consent to the Seller’s or any Principal Member’s engagement in a business activity involving catheters and/or guidewires that do not compete with products sold or under development by Micrus.
          (b)      During the Non-Competition Period, neither Seller nor any Principal Member shall directly or indirectly solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing of encouraging, any employee or consultant of Buyer or any of its subsidiaries to terminate his or her employment or consulting relationship with such company.
          (c)      The covenants contained in Section 1(a) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 1(a) hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.
          (d)      Seller and each Principal Member acknowledge that (i) the goodwill associated with the Business prior to the transaction contemplated hereby are an integral component of the value of the Business to Buyer, and (ii) Seller’s and each Principal Member’s agreement as set forth herein is necessary to preserve the value of Business following the transaction contemplated hereby. Seller and each Principal Member also acknowledge that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things, (A) Seller and Buyer are engaged in a highly competitive industry, (B) Seller and each Principal Member have unique access to, and will continue to have access to, the trade secrets and know-how of Business and Buyer, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of Seller, and (C) in the event any Principal Member’s employment or consulting relationship with Seller and/or Buyer ended, such Principal Member would be able to obtain suitable and satisfactory employment without violation of this Agreement.
          (e)      Each Principal Member’s obligations under this Agreement shall remain in effect for the duration of the Non-Competition Period if such Principal Member’s employment with Seller or consulting relationship with Buyer is terminated for any reason.
          (f)      Notwithstanding the foregoing, Buyer agrees that, in the event Seller acquires a licenses pursuant to Section 6 of the Technology Transfer Agreement in the Interventional Cardiologiy Market and/or the Interventional Radiology Market, Buyer shall be deemed to have waived the provisions of Section 1(a) to the extent necessary to permit Seller or any Principal Member to develop, market and/or sell products under such license as an employee, consultant, or owner of Seller, Principal Member, or any entity controlled by Seller or one or more Principal Member(s) that is a transferee or sublicensee of such rights. This Section (f) shall not be construed to permit any Seller or Principal Member to provide services for any person or entity that is a Competitive Business Entity or an affiliate thereof, except for Seller, any Principal Member, or an entity controlled by Seller or one or more Principal Member(s), and only to the extent necessary to exercise rights under such license(s).
     2.      Arbitration.
          (a)      The parties agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara County, California in accordance with the American Arbitration Association Commercial Arbitration Rules (the “Rules”). Such dispute or controversy shall be settled by arbitration conducted by one arbitrator mutually agreeable to Buyer and Seller. In the event that, within forty-five (45) days after submission of any dispute to arbitration, Buyer and Seller cannot mutually agree on one arbitrator, Buyer and Seller shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, shall be final, binding and conclusive upon the parties to the arbitration. Judgment may be entered on the arbitrator(s)’ decision in any court having jurisdiction.
          (b)      At the request of either party, the arbitrator(s) will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.
          (c)      The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.
          (d)      The parties agree that it would be impossible or inadequate to measure and calculate the other party’s damages from any breach of the covenants set forth in this Agreement. Accordingly, each party agrees that if it breaches any provision of this Agreement, the other party will have available, in addition to any other right or remedy otherwise available, the right to injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.
          (e)      Either party may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrator(s).
          (f)      SELLER AND EACH PRINCIPAL MEMBER HAVE READ AND UNDERSTAND THIS SECTION 2, WHICH DISCUSSES ARBITRATION. SELLER AND EACH PRINCIPAL MEMBER UNDERSTAND THAT BY SIGNING THIS AGREEMENT, SELLER AGREES AND EACH PRINCIPAL MEMBER AGREE, EXCEPT AS SET FORTH IN SECTION 2(d) AND SECTION 2(e) ABOVE, TO SUBMIT ANY CLAIMS ARISING OUT OF,

          RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF SELLER’S AND EACH PRINCIPAL MEMBER’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.
     3.      Miscellaneous.
          (a)      Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the State of California without reference to rules of conflicts of law. Seller and each Principal Member hereby consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
          (b)      Severability. If any portion of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.
          (c)      No Assignment. Because the nature of the Agreement is specific to the actions of Seller and the Principal Members, neither Seller nor any Principal Members may assign this Agreement, except with the written consent of Buyer. This Agreement shall inure to the benefit of Buyer and its successors and assigns.
          (d)      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(i)	if to Buyer, to:

Attn:
Telephone No.:
Facsimile No.:
with a copy to:
Montgomery Law Group, LLP
525 Middlefield Road, Suite 250
Menlo Park, CA 94025

Attention: Carolyn M. Bruguera, Esq.
Telephone No. (650) 331-7011
Fax No. (650) 331-7001

(ii)	if to Seller, to:

Attn:
Telephone No.:
Facsimile No.:
with a copy to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attn: Adrian Rich, Esq.
Telephone No.: (650) 320-4693
Facsimile No.: (650) 493-6811
                     (iii) if to any Principal Member, at the address for such Principal Member set forth on the signature page hereto.
          (e)      Entire Agreement. This Agreement contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements and understandings relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing executed by Buyer, Seller and the Principal Members.
          (f)      Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
          (g)      Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

          (h)      Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
          (i)      Term. The term of this Agreement is from the Closing Date until the fifth anniversary of the Closing Date.
(Remainder of page intentionally left blank.)

     IN WITNESS WHEREOF, the parties hereto have executed this Non-Competition Agreement as of the Closing Date.

MICRUS	ENDOVASCULAR
CORPORATION

By:

Title:

VASCULAR FX, LLC

By:
Title:

PRINCIPAL MEMBERS:
Print Name:

Signature:

Address:

EXHIBIT F
FORM OF CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is made and entered into as of the ___th day of July, 2005 (“Effective Date”), by and between Micrus Endovascular Corporation, a Delaware corporation (the “Company”), and ___(“Consultant”), an individual. Consultant is a principal member of Vascular FX, LLC (“Seller”), and this Agreement is entered pursuant to a Technology Transfer Agreement between the Company, Seller, and the members of Seller (including Consultant).
     1.      SERVICES.
              1.1 The Company hereby retains Consultant and Consultant agrees to perform for the Company the services described in Exhibit A (“Services”). The parties may amend Exhibit A at any time to reflect the development and/or production needs of the Company. Consultant will keep the Company advised as to Consultant’s progress in performing the Services and will, as reasonably requested by the Company from time to time, promptly prepare written notes and/or reports regarding such progress. In performing the Services, Consultant agrees not to use any software that is available via an open source license unless the Company agrees in writing to such use.
              1.2 The Company agrees to pay Consultant fees as set forth in Exhibit B for the performance of the Services (the “Fees”).
     2.     CONFIDENTIALITY.
              2.1 “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including research, product ideas, product plans, products, services, customers, customer lists, markets, software, developments, inventions, recipes, processes, formulas, technology, designs, drawings, hardware configuration information, marketing, finances or other business information disclosed by the Company or the Company’s agents and/or affiliates, either directly or indirectly in writing, orally or by drawings or inspection of parts, equipment or other tangible materials. Confidential Information does not include information which (i) is known to Consultant, without any obligation of confidentiality, at the time of disclosure by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act or non-act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.
              2.2 Consultant recognizes and acknowledges that in the course of performing the Services, Consultant will have access to Confidential Information. Consultant will not use Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party. The Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.
             2.3 Consultant will not, during the term of this Agreement, (i) improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity which Consultant is obligated to keep confidential; or (ii) improperly use work time or facilities of a current employer to do any work related to the performance of the Services. Consultant will indemnify the Company and hold it free and harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.
             2.4 Consultant recognizes that the Company may from time to time receive confidential or proprietary information from third parties. Consultant is obligated to the Company and such third parties, to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.
             2.5 Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will promptly deliver to the Company all of the Company’s property and Confidential Information in tangible form in Consultant’s possession or control.
     3.     INVENTION ASSIGNMENT AND OWNERSHIP.
             3.1 Consultant agrees that all copyrightable works, notes, records, drawings, designs, recipes, compositions, inventions (whether patentable or not), improvements, developments, discoveries and trade secrets (collectively, “Works”) conceived, made or discovered by Consultant, either solely or in collaboration with others and either on or off the Company’s premises, in performance of Services under this Agreement, are the sole property of the Company. Any Works that constitute copyrightable subject matter shall be considered a work made for hire under the United States Copyright Act or any other applicable law. Notwithstanding the foregoing, Consultant further hereby assigns fully to the Company all right, title and interest in such Works and any copyrights, patents, mask work rights or other intellectual property rights relating to such Works.
             3.2 Consultant agrees to assist Company, or its designee, at the Company’s expense, to secure the Company’s rights in the Works and any copyrights, patents, mask work rights or other intellectual property rights relating to such Works, in any and all countries. Consultant’s obligations under this Section may include disclosing to the Company all pertinent information and data with respect the Works, executing all applications, specifications, oaths, assignments and all other instruments which the Company deems necessary in order to obtain such rights and to assign to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Works, and any copyrights, patents, mask work rights or other intellectual property rights relating to such Works. In the event that Consultant fails to execute any such instruments within a reasonable time, Consultant hereby irrevocably appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact to execute any such instruments and take all other action necessary to effectuate the intent of this Section.
             3.3 Except as set forth on Exhibit C, if in the course of performing the Services, Consultant incorporates into any Work developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, the Company is hereby granted a nonexclusive, royalty-free, irrevocable, worldwide, perpetual license to make, have made, modify, use and sell such items as part of or in connection with such Work.
             3.4 Even though Consultant is not an employee, Consultant understands that the provisions hereof requiring invention assignment to the Company may not apply to an invention (if any) which qualifies fully under the provisions of California Labor Code Section 2870, attached hereto as Exhibit D. However, Consultant shall promptly advise the Company in writing of any inventions that Consultant reasonably believes meet the criteria in the aforesaid Labor Code Section.
     4.     CONFLICTING OBLIGATIONS.
             4.1 Consultant represents and certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement and Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant further agrees not to engage in any other employment, consulting or business activity with any company engaged in sales, marketing, development and/or design of microcoils for the treatment of aneurysms or in the Business, as defined in the Noncompetition Agreement of even date herewith between the Company, Seller and the principal members of Seller (including Consultant) (the “Noncompetition Agreement”). The provisions of this Section 4.1 are in addition to, and do not limit, the obligations of Consultant under the Noncompetition Agreement.
             4.2 Consultant represents and certifies that no third party, including any present or former employer of Consultant, has (or will have) any right in or to any and all Works developed hereunder.
     5.     TERM AND TERMINATION.
             5.1 This Agreement will commence on the Effective Date and will continue until final completion of the Services or until terminated.
             5.2 Either party may terminate this Agreement at any time by giving 15 days written notice to the other party, provided that Consultant agrees that it will not terminate this

Agreement without cause prior to the first anniversary of the Closing Date (as defined in the Technology Transfer Agreement). Consultant shall be deemed to have cause of termination only if Company breaches this Agreement and fails to remedy such breach within 30 days of receiving written notice of breach from Company.
             5.3 Upon such termination all rights and duties of the parties toward each other shall cease except:
                                  (a) the Company shall be obligated to pay, within 30 days after termination, all amounts owing to Consultant for Services performed and related expenses, if any, up to the date of termination; and
                                  (b) Sections 2 (Confidentiality), 3 (Ownership), and 6-12 (General Provisions) shall survive termination of this Agreement.
     6.     NOTICES. Any notices given under this Agreement shall be in writing, addressed as shown below or at such other address specified by written notice. Notices shall be deemed given upon delivery if personally delivered, three days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested or within 48 hours after delivery to an overnight courier service.
     7.     ASSIGNMENT; SUCCESSORS AND ASSIGNS. Neither this Agreement nor any rights or obligations under this Agreement may be assigned or transferred by Consultant without the express written consent of the Company. This Agreement shall inure to the benefit of successors and assigns of the Company, and shall be binding upon the heirs, legal representatives, successors and assigns of Consultant.
     8.     INDEPENDENT CONTRACTOR. Nothing in this Agreement shall be construed to constitute Consultant as an agent, employee or representative of the Company. Consultant is an independent contractor. Consultant will determine the method, details, and means of performing the services, and Consultant is free to exercise his own professional judgment with respect to the manner in which he provides services so long as the services are performed to the best of his ability, and in a competent and professional manner consistent with the terms set forth in this Agreement. Consultant will not be entitled to participate in any plans, arrangements, or distributions pertaining to any employee benefits made available to Company’s employees, and hereby acknowledges that he/she has no right to claim sick leave, vacation pay, retirement, workers compensation or any other employee benefits of any kind. Company shall take no deductions from any compensation paid to Consultant for taxes or related payroll deductions (including, but not limited to, unemployment, social security or disability), and Consultant agrees to file all such forms and pay all such taxes as may be required by virtue of Consultant’s status as an independent contractor, and Company shall report all compensation paid to Consultant as required by law, including filing IRS Form 1099. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on Company (i) to pay withholding taxes or similar items or (ii) resulting from any determination that Consultant is not an independent contractor. Consultant shall bear all expenses associated with performing the Services except as expressly provided on Exhibit B of this Agreement. Nothing herein or in the performance hereof shall imply a joint venture, partnership, or principal and agent relationship between the parties. Neither party shall have any right, power, or authority to create any obligation, express or implied, on behalf of the other.
     9.     EQUITABLE RELIEF. Consultant acknowledges that any breach of Sections 2, 3 or 4 will give rise to irreparable harm to the Company, and that it would be impossible or inadequate to measure the Company’s damages from any such breach. Accordingly, Consultant agrees that if Consultant breaches Sections 2, 3 or 4 the Company will have the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief.
     10.     GOVERNING LAW; JURISDICTION AND VENUE. This Agreement shall be governed by the laws of the State of California without reference to conflict of law principles. Consultant agrees that this Agreement has been entered in Santa Clara County, California and submits to the jurisdiction and venue of the state and federal courts in the Northern District of California.
     11.     SEVERABILITY. If any Section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such Section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.
     12.     ENTIRE AGREEMENT. Except for Exhibit A, which may be amended by the Company in accordance with Section 1, this Agreement is the entire agreement of the parties and supersedes any prior agreements between them with respect to the subject matter of this Agreement.

CONSULTANT	MICRUS CORPORATION

By:
[name]	John T. Kilcoyne, CEO

Address:	Address: 610 Palomar Avenue Sunnyvale, CA 94085

EXHIBIT A
SERVICES — TIME BASIS
(1.)	Contact. Consultant’s principal Company contact:

(2.)	Services. Consultant will render the following Services to the Company:

EXHIBIT B
COMPENSATION
(1.)	Services. Consultant shall perform the Services described in Exhibit A and as shall further be described to Consultant by the Contact named on Exhibit A and such Contact shall serve as Consultant’s supervisor with regard to the services and work.

(2.)	Compensation. As consideration for all Services to be rendered and performed under the Agreement and for assigning the rights to the Company set forth in Section 3 of the Agreement, Company shall pay Consultant a per hour fee of ___as compensation in full (the “Payment Amount”). The Payment Amount shall be paid to the Consultant within 30 days of the satisfactory completion of the Services, as determined by the Company pursuant to paragraph 3, below.

(3.)	Invoices. Consultant shall submit a statement for Services in a form prescribed by the Company. Invoices should be submitted every other week for the hours and approved expenses incurred during the preceding two week period. Upon receipt of the statement for Services, the Company, in its sole discretion, shall have the right to determine whether the Services have been completed satisfactorily. The Company’s determination that the Services have been completed satisfactorily shall not be unreasonably withheld.

EXHIBIT C
LIST OF INVENTIONS INCORPORATED
BUT NOT LICENSED

Title	Date	Identifying Number or Brief Description

__     All incorporated works licensed
__     Additional sheets attached

Signature of Consultant:

Printed Name of Consultant:

Date:

EXHIBIT D
CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS
     “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
               (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.
               (2) Result from any work performed by the employee for the employer.
     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”